EXHIBIT 10.17.4

                   AMENDMENT NO. 4 TO THE BOWATER INCORPORATED

                             1984 STOCK OPTION PLAN

         The Bowater Incorporated 1984 Stock Option Plan, as amended to date (the "Plan") is hereby amended effective as of August 15, 1995 as follows:

         1. The text appearing in Section 11 entitled "Exercise of Options and Rights", item (c) following the phrase "received by the Corporation in cash" shall be deleted and replaced with the following:


                  , by check or in stock as provided in paragraph 10 hereof. In addition, in the case of options that are not intended to be incentive stock options within the meaning of Section 422 of the Code, payment of the option price may be made, if authorized by the Committee's regulations and accomplished in accordance therewith, by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Corporation the portion of sale or loan proceeds sufficient to pay the option price. Neither the holder of an option or stock appreciation right nor such holder's legal representative, legatee, or distributee shall be or be deemed to be a holder of any shares subject to such option or stock appreciation right unless and until a certificate or certificates therefor is issued in his or her name or a person designated by him or her.

         In all other respects the Plan shall remain unchanged.

         IN WITNESS WHEREOF, Bowater Incorporated has caused this Amendment to be executed by its duly designated officers and its corporate seal to be affixed hereto on the 27th day of March, 1996.

                                          BOWATER INCORPORATED

                                           By: /s/ Richard F. Frisch
                                               Richard F. Frisch
                                               Vice President -- Human Resources

Attest:

By:       /s/ Wendy C. Shiba
         Wendy C. Shiba, Secretary


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